                                                                    EXHIBIT 12.1

                             PAINE WEBBER GROUP INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (In thousands of dollars)


                                         Three Months                            Years Ended December 31,
                                       Ended March 31,    -------------------------------------------------------------------------
                                           2000  (1)       1999  (1)       1998  (1)       1997  (1)       1996  (1)        1995
                                          ----------      ----------      ----------      ----------      ----------     ----------
Income before taxes                       $  282,158      $1,002,558      $  682,763      $  644,075      $  558,999     $  102,677
                                          ----------      ----------      ----------      ----------      ----------     ----------
Fixed charges:

  Interest                                   816,077       2,564,822       2,876,712       2,573,582       1,971,788      1,969,811

  Interest factor in rents                    16,225          61,322          56,139          53,665          54,537         59,491
                                          ----------      ----------      ----------      ----------      ----------     ----------

  Total fixed charges                        832,302       2,626,144       2,932,851       2,627,247       2,026,325      2,029,302
                                          ----------      ----------      ----------      ----------      ----------     ----------

Income before taxes and
  fixed charges                           $1,114,460      $3,628,702      $3,615,614      $3,271,322      $2,585,324     $2,131,979
                                          ==========      ==========      ==========      ==========      ==========     ==========

Ratio of earnings to fixed charges               1.3             1.4             1.2             1.2             1.3            1.1
                                          ==========      ==========      ==========      ==========      ==========     ==========

For purposes of computing the ratio of earnings to fixed charges, "earnings" consist of income before taxes and fixed charges. "Fixed charges" consist principally of interest expense incurred on securities sold under agreements to repurchase, short-term borrowings, long-term borrowings, preferred trust securities and that portion of rental expense estimated to be representative of the interest factor.

(1) Income before taxes includes minority interest in wholly owned subsidiary trusts.